EXHIBIT 99.2

ATI TECHNOLOGIES INC.

RESTRICTED SHARE UNIT PLANS

FOR CANADIAN DIRECTORS AND EMPLOYEES

AMENDED AND RESTATED

EFFECTIVE JANUARY 31, 2005

ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.1	Definitions

For purposes of the Plans:

(a)	“Account” means an account maintained by either Management or the Plan Administrator for each Participant and which will be credited with Restricted Share Units in accordance with the terms of the Plans;

(b)	“Acknowledgement Form” has the meaning set forth in section 3.2;

(c)	“Act” means the Canada Business Corporations Act or its successor, as amended from time to time;

(d)	“Affiliate” means an “affiliated entity” under Multilateral Instrument 45-105 Trades to Employees, Senior Officers, Directors and Consultants adopted by the securities regulatory authorities in each of the provinces and territories of Canada other than Quebec;

(e)	“Associate” shall have the meaning ascribed thereto in the Ontario Securities Act;

(f)	“ATI Share” means a common share of the Corporation;

(g)	“Award Date” means the date or dates on which an award of Restricted Share Units is made to a Participant in accordance with section 4.2 or 5.2;

(h)	“Basic Administration Expenses”, as determined in the Committee’s sole discretion, may include, but shall not be limited to, expenses incurred in connection with the establishment and tracking of Accounts and the preparation and distribution of Account statements, ancillary administration costs, fees and expenses payable pursuant to the terms of any agreement or agreements executed from time to time between the Corporation and either the Trustee or the Plan Administrator, any brokerage fees or commissions applicable to the purchase of ATI Shares to be delivered to Participants upon the vesting of Restricted Share Units granted under the Market Plan, and any fees of the Corporation’s transfer agent incurred in connection with the issuance or transfer of ATI Shares under the Plans;

(i)	“Board” means the board of directors of the Corporation as constituted from time to time;

(j)	“Committee” means the committee of the Board responsible for recommending to the Board the compensation of the Participants, which, as at the effective date of each of the Plans, is the Human Resources and Compensation Committee;

(k)	“Company Contributions” means the cash contributions made to the Trustee from time to time by the Corporation for purposes of allowing the Trustee to purchase ATI Shares through the facilities of a Stock Exchange, as contemplated in section 4.4;

(l)	“Corporation” means ATI Technologies Inc.;

(m)	“Director” means a person who is a director of the Corporation;

(n)	“Employee” means an employee of the Corporation, other than seasonal and contract employees and independent contractors, and who is not a Director of the Corporation;

(o)	“Forfeited Restricted Share Unit” means a Restricted Share Unit that relates to an award of Restricted Share Units that does not vest and is forfeited by a Participant pursuant to section 6.3, 6.4, 6.5 or 6.6, as applicable;

(p)	“Forfeiture Date” means the date, as determined by the Committee, on which a Participant:

(i)	who has retired or has become eligible for long-term or short-term disability benefits or who is on pregnancy, parental, emergency or other approved leave, begins to work for a competitor of the Corporation or otherwise competes with the Corporation as contemplated in section 6.3 or 6.5, as applicable;

(ii)	resigns from employment with the Corporation as contemplated in section 6.4 and “Forfeiture Date” in such circumstances specifically does not mean the date on which any period of reasonable notice that the Corporation may be required at law to provide to the Participant, would expire; or

(iii)	is terminated for any reason as contemplated in section 6.6 and, except as specifically provided in section 6.6, “Forfeiture Date” specifically does not mean the date on which any statutory or common law severance period or any period of reasonable notice that the Corporation may be required at law to provide to the Participant, would expire;

(q)	“Going Private Transaction” shall have the meaning ascribed thereto in the Act;

(r)	“Insider” shall have the meaning ascribed thereto in the Ontario Securities Act;

(s)	“Issuer Bid” shall have the meaning ascribed thereto in the Ontario Securities Act;

(t)	“Management” means the senior management of the Corporation;

(u)	“Market Plan” means the Restricted Share Unit Plan for Canadian Directors and Employees established by the Corporation under Article Four and pursuant to which ATI Shares are purchased by the Trustee through the facilities of a Stock Exchange and held by the Trustee in the Market Plan Trust Fund pending delivery to Participants upon the vesting of corresponding Restricted Share Units;

(v)	“Market Plan Trust Fund” means the assets held by the Trustee pursuant to the Market Plan, as more fully set out in section 4.6;

(w)	“Ontario Securities Act” means the Securities Act (Ontario) or its successor, as amended from time to time;

(x)	“Options” means options to purchase ATI Shares granted under the Corporation’s share option plans;

(y)	“Outstanding Issue” means on any date, the number of ATI Shares of the Corporation issued and outstanding, excluding any ATI Shares issued pursuant to share compensation arrangements during the one-year period immediately preceding such date;

(z)	“Participant” means a Director or an Employee determined to be eligible to participate in the Plans in accordance with section 3.1 and, where applicable, a former Director or a former Employee deemed eligible to continue to participate in the Plans in accordance with section 6.3, 6.5 or 6.6;

(aa)	“Plans” means the Market Plan and the Treasury Plan;

(bb)	“Plan Administrator” means the third party service provider, if any, retained from time to time by the Corporation to perform certain of the administrative functions of the Plans as delegated by the Committee in accordance with section 2.4;

(cc)	“Restricted Share Unit” means a unit equivalent in value to an ATI Share credited by means of a bookkeeping entry in the Participants’ Accounts;

(dd)	“Stock Exchange” means the Toronto Stock Exchange, The NASDAQ Stock Market or any other stock exchange on which ATI Shares are listed and posted for trading, as applicable;

(ee)	“Take-over Bid” shall have the meaning ascribed thereto in the Ontario Securities Act;

(ff)	“Treasury Plan” means the Restricted Share Unit Plan for Canadian Directors and Employees established by the Corporation under Article Five and pursuant to which ATI Shares are issued to Participants by the Corporation from treasury upon the vesting of corresponding Restricted Share Units; and

(gg)	“Trustee” means CIBC Mellon Trust Company or such other trustee or trustees from time to time appointed for purposes of the Market Plan pursuant to section 4.10.

1.2	Interpretation

Words in the singular include the plural and words in the plural include the singular. Words importing male persons include female persons, corporations or other entities, as applicable. The headings in this document are for convenience and reference only and shall not be deemed to alter or affect any provision hereof. The words “hereto”, “herein”, “hereby”, “hereunder”, “hereof” and similar expressions mean or refer to this document as a whole and not to any particular article, section, paragraph or other part hereof.

ARTICLE 2

PURPOSE AND ADMINISTRATION OF THE PLANS

2.1	Purpose

The Plans have been established to retain and motivate eligible Directors and Employees and to promote a greater alignment of interests between Directors, Employees and the shareholders of the Corporation.

2.2	Administration of the Plans

Except for matters that are under the jurisdiction of the Board as specified herein or as required by law, the Plans shall be administered by the Committee.

2.3	Authority of the Committee

Subject to section 2.2, the Committee shall, by majority action, have the full power to administer the Plans, including, but not limited to, the authority to:

(a)	interpret and construe any provision hereof and decide all questions of fact arising in their interpretation;

(b)	adopt, amend, suspend and rescind such rules and regulations for administration of the Plans as the Committee may deem necessary in order to comply with the requirements of the Plans, or in order to conform to any law or regulation or to any change in any laws or regulations applicable thereto;

(c)	make recommendations to the Board for the Board’s consideration concerning the determination of Participants in either of the Plans and the number of Restricted Share Units to be credited to each Participant’s Account pursuant to either of the Plans;

(d)	take any and all actions permitted by the Plans; and

(e)	make any other determinations and take such other action in connection with the administration of the Plans that it deems necessary or advisable.

2.4	Delegation of Authority

The Committee may delegate to Management and/or a Plan Administrator the whole or any part of the administration of the Plans and shall determine the scope of such delegation in its sole discretion.

2.5	Discretionary Relief

Notwithstanding any other provision hereof, the Committee may, in its sole discretion, waive any condition set out herein if specific individual circumstances warrant such waiver.

2.6	Amendment, Suspension, or Termination of Plans

(a)	The Board may, from time to time, amend the terms set out herein or suspend the Plans in whole or in part and may at any time terminate the Plans without prior notice. However, except as expressly set forth herein, no such amendment, suspension, or termination may adversely affect Restricted Share Units credited to the Participants’ Accounts at the time of such amendment, suspension, or termination without the consent of the affected Participant(s).

(b)	The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plans in the manner and to the extent deemed necessary or desirable, may establish, amend, and rescind any rules and regulations relating to the Plans, and may make such determinations as it deems necessary or desirable for the administration of the Plans.

(c)	No amendment, change or modification shall be made to the Market Plan that will alter the duties of the Trustee without the Trustee’s written consent.

(d)	If the Board terminates or suspends a Plan no new Restricted Share Units will be credited to the Account of a Participant under such Plan.

(e)	On termination of a Plan, any outstanding awards of Restricted Share Units shall immediately vest and the number of ATI Shares corresponding to the Restricted Share Units which have been awarded shall be delivered to the Participant in accordance with sections 4.8 and 5.6, as applicable. The Plans will finally cease to operate for all purposes when the last remaining Participant receives delivery of all ATI Shares corresponding to Restricted Share Units credited to the Participant’s Account and any ATI Shares held in the Market Plan Trust Fund corresponding to any Forfeited Restricted Share Units are sold by the Trustee in accordance with section 6.8.

2.7	Final Determination

Any determination or decision by, or opinion of, the Board, the Committee or Management made or held pursuant to the terms set out herein shall be made or held reasonably and shall be final, conclusive and binding on all parties concerned, including, but not limited to, the Corporation, the Participants and their beneficiaries and legal representatives.

Subject to section 2.5, all rights, entitlements and obligations of Participants under the Plans are set forth in the terms hereof and cannot be modified by any other documents, statements or communications, except by amendment to the terms set out herein referred to in section 2.6.

2.8	Taxes

A Participant shall be solely responsible for reporting and paying income tax payable in respect of the ATI Shares received by the Participant under the Plans. The Corporation will provide each Participant with (or cause each Participant to be provided with) a T4 slip or such requisite statement as may be required by applicable law to report income for income tax purposes.

2.9	Expenses

Subject to section 6.8, the Corporation shall pay all Basic Administration Expenses.

2.10	Information

Each Participant shall provide the Corporation with all of the information (including personal information) that it requires in order to administer the Plans.

The Corporation may from time to time transfer or provide access to such information to the Trustee or the Plan Administrator for purposes of the administration of the Plans.

2.11	Account Information

Information pertaining to the Restricted Share Units in Participants’ Accounts will be made available to the Participants at least annually in such manner as Management or the Plan Administrator may determine and shall include such matters as the Committee may determine from time to time or as otherwise may be required by law.

2.12	Indemnification

Each member of the Board or Committee is indemnified and held harmless by the Corporation against any cost or expense (including any sum paid in settlement of a claim with the approval of the Corporation) arising out of any act or omission to act in connection with the terms hereof to the extent permitted by applicable law. This indemnification is in addition to any rights of indemnification a Board or Committee member may have as director or otherwise under the by-laws of the Corporation, any agreement, any vote of shareholders, or disinterested directors, or otherwise.

ARTICLE 3

ELIGIBILITY AND PARTICIPATION IN THE PLANS

3.1	Participation

The Board, in its sole discretion, shall determine, or shall delegate to the Committee the determination of which Directors and Employees will participate in either of the Plans.

3.2	Acknowledgement Form

A Participant shall confirm acknowledgement of an award of Restricted Share Units made to such Participant under either the Market Plan or Treasury Plan in the form attached hereto as Schedule “A” (or such similar form as determined by the Committee) (the “Acknowledgement Agreement”), within such time period and in such manner as specified by Management or the Plan Administrator. If Acknowledgement of an award of Restricted Share Units is not confirmed by a Participant within the time specified, the Corporation reserves the right to revoke the crediting of Restricted Share Units to the Participant’s Account.

3.3	Participant’s Agreement to be Bound

Participation in either of the Plans by any Participant shall be construed as acceptance by the Participant of the terms and conditions set out herein and all rules and procedures adopted hereunder and as amended from time to time.

ARTICLE 4

THE MARKET PLAN

4.1	The Market Plan

The Market Plan is hereby established for Participants with an effective date of August 12, 2003. The Market Plan is intended to constitute an employee benefit plan as defined in subsection 248(1) of the Income Tax Act (Canada) or any successor provision under which Company Contributions are made to the Trustee and under which payments are made to or for the benefit of a Participant under the Market Plan in the form of ATI Shares purchased by the Trustee through the facilities of the Stock Exchange.

4.2	Grant of Restricted Share Units

Subject to section 3.2, an award of Restricted Share Units will be made and the number of such Restricted Share Units awarded will be credited to each Participant’s Account, effective as of the Award Date. The number of Restricted Share Units to be credited to each Participant’s Account shall be determined by the Board, or the Committee if delegated by the Board to do so, each in its sole discretion. The Restricted Share Units credited to a Participant’s Account pursuant to this section shall be noted as having been granted under the Market Plan.

4.3	Vesting

(a)	Subject to Article Six, an award of Restricted Share Units under the Market Plan shall vest in accordance with the terms specified in the Participant’s Acknowledgment Agreement. The vesting provisions in any Acknowledgment Agreement will be determined either by the Board, or the Committee if delegated by the Board to do so, each in its sole discretion; provided that:

(i)	unless forfeited prior to such date, all awards of Restricted Share Units shall vest no later than December 15 of the third calendar year following the Award Date of the corresponding Restricted Share Unit, or such later date as may be permitted by applicable income tax laws; and

(ii)	each award of Restricted Share Units to an Employee shall vest over a period of no less than three years from the Award Date.

(b)	For greater certainty, the vesting of Restricted Share Units may be determined from time to time by the Board, or the Committee if so delegated by the Board, to include criteria such as, but not limited to:

(i)	time vesting, in which an ATI Share is not delivered to a Participant until the Participant has held the corresponding Restricted Share Unit for a specified period of time; and

(ii)	performance vesting, in which the number of ATI Shares to be delivered to a Participant for each Restricted Share Unit that vests may fluctuate based upon the Corporation’s performance and/or the market price of the ATI Shares, in such manner as determined by the Board or, if so delegated, the Committee, in their sole discretion.

4.4	Restricted Share Purchases by Trustee

At its discretion, the Corporation shall remit one or more Company Contributions to the Trustee in the amount necessary to allow the Trustee to arrange for the purchase of ATI Shares equal to the maximum number of ATI Shares that may be delivered to a Participant upon the vesting of Restricted Share Units awarded to Participants under section 4.2 prior to the date that such Restricted Share Units vest in accordance with section 4.3.

The Trustee shall arrange for the purchase of the requisite number of ATI Shares through a Stock Exchange participating organization and the facilities of the Stock Exchange as soon as practicable (but in any event within 30 calendar days) after receipt of any Company Contributions. The ATI Shares shall be purchased at prevailing market prices and the Trustee shall require that purchases be effected in accordance with section 6-501(9) of Appendix F to the Toronto Stock Exchange Company Manual as if such section applies to purchases made by or on behalf of the Trustee.

In the event that any Company Contribution received by the Trustee turns out to be insufficient to acquire the number of ATI Shares required at a particular time, the Trustee will notify the Corporation of the additional Company Contribution required and the Corporation shall forthwith provide such amount to the Trustee.

The Corporation will be responsible for, and Company Contributions may be used by the Trustee to pay, all brokerage commissions or similar fees in connection with such purchases.

4.5	Limit on Purchases

Notwithstanding the provisions of section 4.4, the Trustee, in its discretion, may limit the daily volume of purchases of ATI Shares or cause such purchases to be made over several trading days to the extent that such action is deemed by it to be necessary to avoid disrupting the market price for ATI Shares or otherwise be in the best interests of the Corporation.

4.6	Assets of the Market Plan Trust Fund

The Trustee shall receive Company Contributions from the Corporation. Company Contributions and the ATI Shares acquired therewith shall constitute the Market Plan Trust Fund and shall be held, administered and dealt with by the Trustee pursuant to the terms of the Market Plan.

4.7	Registration of ATI Shares and Rights of Ownership

All ATI Shares purchased by the Trustee pursuant to the Market Plan shall be registered in the name of the Trustee or a nominee thereof and shall be held in the Market Plan Trust Fund in accordance with the terms hereof.

Each Participant shall have the right and shall be afforded the opportunity to instruct the Trustee in writing how to vote, on any issue coming before the holders of ATI Shares, with respect to the ATI Shares held for the benefit of such Participant by the Trustee in the Market Plan Trust Fund at the record date for any meeting of the holders of ATI Shares. Instructions by a Participant to the Trustee shall be in such form and delivered pursuant to such regulations as the Committee may prescribe, subject to the approval of the Trustee, and any such instructions to the Trustee shall remain in the strict confidence of the Trustee. If the Trustee does not receive timely and proper instructions from a Participant regarding the voting of ATI Shares held for the benefit of such Participant by the Trustee in the Market Plan Trust Fund, such ATI Shares shall not be voted. Similar procedures shall apply to any consent solicitation of the holders of ATI Shares. ATI Shares corresponding to Forfeited Restricted Share Units shall not be voted.

4.8	Delivery of ATI Shares by the Trustee on Vesting

The Trustee shall, as soon as practicable after the relevant vesting date of any award of Restricted Share Units under the Market Plan, withdraw from the Market Plan Trust Fund the number of ATI Shares required to be delivered to a Participant upon the vesting of Restricted Share Units in the Participant’s Account and shall transfer title, register and deliver certificates for such ATI Shares to the Participant by first class insured mail, unless the Trustee shall have received alternate instructions from the Participant (through Management or the Plan Administrator) for the registration and/or delivery of the certificates. For greater certainty, unless forfeited prior to such date, all ATI Shares to be delivered to Participants upon the vesting of Restricted Share Units shall be delivered to Participants no later than December 31st of the third calendar year following the Award Date of the Restricted Share Units awarded to the Participants, or such later date as may be permitted by applicable income tax laws.

4.9	Changes in ATI Shares

In the event there is any change in ATI Shares through the declaration of stock dividends or subdivisions, consolidations, or exchanges of ATI Shares or otherwise, the number of ATI Shares available for issuance upon the vesting of Restricted Share Units granted under the Market Plan shall be adjusted appropriately by the Board and such adjustment shall be effective and binding for all purposes of the Market Plan.

4.10	Trustee

The Committee may appoint, in replacement for CIBC Mellon Trust Company, a company authorized to carry on the business of a trust company in Canada to act as Trustee and purchasing agent for the Market Plan.

ARTICLE 5

THE TREASURY PLAN

5.1	The Treasury Plan

The Treasury Plan is hereby established for Participants with an effective date of January 27, 2004.

5.2	Grant of Restricted Share Units

Subject to section 3.2, an award of Restricted Share Units pursuant to the Treasury Plan will be made and the number of such Restricted Share Units awarded will be credited to each Participant’s Account, effective as of the Award Date. The number of Restricted Share Units to be credited to each Participant’s Account shall be determined by the Board, or the Committee delegated by the Board to do so, each in its sole discretion. The Restricted Share Units credited to a Participant’s Account pursuant to this section shall be noted as having been granted under the Treasury Plan.

5.3	Vesting

Subject to Article Six, an award of Restricted Share Units under the Treasury Plan shall vest in accordance with the terms specified in the Participant’s Acknowledgement Agreement. The vesting provisions in any Acknowledgement Agreement will be determined by the Board, or the Committee if delegated by the Board to do so, each in its sole discretion; provided that for each award of Restricted Share Units to an Employee, the Restricted Share Units shall vest over a period of no less than three years from the Award Date.

For greater certainty, the vesting of Restricted Share Units may be determined from time to time by the Board or the Committee if so delegated by the Board, to include criteria such as, but not limited to:

(a)	time vesting, in which an ATI Share is not delivered to a Participant until the Participant has held the corresponding Restricted Share Unit for a specified period of time; and

(b)	performance vesting, in which the number of ATI Shares to be delivered to a Participant for each Restricted Share Unit that vests may fluctuate based upon the Corporation’s performance and/or the market price of the ATI Shares, in such manner as determined by the Board or, if so delegated, the Committee, in their sole discretion.

5.4	Allotment of ATI Shares for Issuance by the Corporation

The Corporation shall allot for issuance from treasury such number of ATI Shares corresponding to the maximum number of ATI Shares that may be deliverable to Participants upon the vesting of Restricted Share Units awarded to Participants under the Treasury Plan.

5.5	Limits on Issuances

The maximum number of ATI Shares available for issuance under (i) the Treasury Plan, and (ii) the terms of the Corporation’s restricted share plans established for non-Canadian employees and directors shall be limited to the number of ATI Shares as set out from time to time in Schedule B. In addition, any ATI Shares issued under the Treasury Plan shall be issued only from the pool of ATI Shares set out in the Corporation’s Share Option Plan as being reserved for issuance under the Corporation’s Share Option Plan and any other share compensation plans or arrangements established by the Corporation (excluding, for greater certainty, ATI Shares issuable or reserved for issuance in connection with the ArtX Inc. 1997 Equity Investment Plans).

In the event there is any change in the ATI Shares through the declaration of stock dividends or subdivisions, consolidations or exchanges of ATI Shares, or otherwise, the number of ATI Shares available for issuance upon the vesting of Restricted Share Units granted under the Treasury Plan shall be adjusted appropriately by the Board and such adjustment shall be effective and binding for all purposes of the Treasury Plan.

In addition, the number of ATI Shares reserved for issuance and which may be issued pursuant to the Treasury Plan and other share compensation arrangements established by the Corporation shall be limited as follows:

(a)	the number of ATI Shares reserved for issuance to any one individual shall not exceed 5% of the Outstanding Issue;

(b)	the number of ATI Shares reserved for issuance pursuant to Restricted Share Units and Options granted to Insiders shall not exceed 10% of the Outstanding Issue;

(c)	the number of ATI Shares that may be issued to Insiders within any one-year period shall not exceed 10% of the Outstanding Issue; and

(d)	the number of ATI Shares that may be issued to any one Insider and such Insider’s Associates within any one-year period shall not exceed 5% of the Outstanding Issue.

5.6	Delivery of ATI Shares by the Corporation on Vesting

The Corporation shall, as soon as practicable after the relevant vesting date of any award of Restricted Share Units under the Treasury Plan, issue from treasury to each Participant the number of ATI Shares required to be delivered to a Participant upon the vesting of such Participant’s Restricted Share Units in the Participant’s Account. The Corporation shall register and deliver certificates for such ATI Shares to the Participant by first class insured mail, unless the Corporation shall have received alternative instructions from the Participant (through Management or the Plan Administrator) for the registration and/or delivery of the certificates.

ARTICLE 6

ACCELERATED VESTING AND FORFEITURE

6.1	Accelerated Vesting

The Board in its sole discretion may, by resolution, permit all unvested awards of Restricted Share Units to vest immediately and the ATI Shares corresponding to the Restricted Share Units in the Participants’ Accounts to be delivered in accordance with section 4.8 or 5.6, as applicable.

Without limiting the generality of the foregoing, if a Take-over Bid is made pursuant to a take-over bid circular or an Issuer Bid is made pursuant to an issuer bid circular or if the Corporation proposes a Going Private Transaction, the Board in its sole discretion may, by resolution, permit all unvested awards of Restricted Share Units to vest immediately and the ATI Shares corresponding to the Restricted Share Units in the Participants’

Accounts to be paid out in accordance with section 4.8 or 5.6, as applicable. The Trustee and the Plan Administrator shall not tender or deposit ATI Shares corresponding to any unvested awards of Restricted Share Units into any Take-over Bid or Issuer Bid.

6.2	Delivery on Forfeiture

Where a Participant ceases to be a Participant pursuant to sections 6.3, 6.4, 6.5 or 6.6, any ATI Shares corresponding to any remaining vested award of Restricted Share Units shall be delivered to the former Participant in accordance with section 4.8 or 5.6, as applicable, as soon as practicable after the Forfeiture Date and the former Participant shall not be entitled to any further distribution of ATI Shares or any payment from the Plans.

6.3	Retirement

If a Participant retires from employment with the Corporation, as determined by the Committee in its sole discretion, before all awards respecting Restricted Share Units credited to the Participant’s Account have vested or are forfeited pursuant to any other provision hereof, such Participant shall be deemed to continue to be a Participant for purposes of the Plans, but only if, and for so long as, such Participant does not work for a competitor of the Corporation, or otherwise compete with the Corporation, as determined by the Committee in its sole discretion. For greater certainty, so long as a Participant continues to be deemed a Participant for purposes of this paragraph, the vesting of such Participant’s Restricted Share Units pursuant to section 4.3 or 5.3, as applicable, the delivery of certificates for ATI Shares pursuant to sections 4.8 or 5.6, as applicable, and sections 6.1, 6.2, and 6.7 apply to such Participant. If, in the opinion of the Committee, such Participant begins to work for a competitor of the Corporation, or otherwise competes with the Corporation, the Participant shall cease to be a Participant as of the Forfeiture Date, and the former Participant shall forfeit all unvested awards respecting Restricted Share Units in the Participant’s Account effective as at the Forfeiture Date.

6.4	Resignation

If a Participant resigns from employment with the Corporation, as determined by the Committee in its sole discretion, before all of the awards respecting Restricted Share Units credited to the Participant’s Account have vested or are forfeited pursuant to any other provision hereof, such Participant shall cease to be a Participant as of the Forfeiture Date, and the former Participant shall forfeit all unvested awards respecting Restricted Share Units in the Participant’s Account effective as at the Forfeiture Date.

6.5	Disability and Leaves of Absence

If a Participant becomes eligible for long-term disability benefits under the terms of a long-term disability plan of the Corporation or is eligible for short term disability or is on pregnancy, parental, emergency or other approved leave, as determined by the Committee in its sole discretion, before all of the awards respecting Restricted Share Units credited to the Participant’s Account have vested or are forfeited pursuant to any other provision hereof, such Participant shall be deemed to continue to be a Participant for purposes of the Plans, but only if, and for so long as, such Participant does not work for a competitor of the Corporation, or otherwise compete with the Corporation, as determined by the Committee in its sole discretion. For greater certainty, so long as a Participant continues to be deemed a Participant for purposes of this paragraph, the vesting of such Participant’s Restricted Share Units pursuant to section 4.3 or 5.3, as applicable, the delivery of certificates for ATI Shares pursuant to sections 4.8 or 5.6, as applicable, and sections 6.1, 6.2 and 6.7 apply to such Participant. If, in the opinion of the Committee, such Participant begins to work for a competitor of the Corporation, or otherwise competes with the Corporation, the Participant shall cease to be a Participant as of the Forfeiture Date, and the former Participant shall forfeit all unvested awards respecting Restricted Share Units in the Participant’s Account effective as at the Forfeiture Date.

6.6	Termination of Employment

If a Participant is terminated from the Corporation for any reason (including involuntary termination without cause), as determined by the Committee in its sole discretion, before all of the awards respecting Restricted Share Units credited to the Participant’s Account have vested or are forfeited pursuant to any other provision hereof, such Participant shall cease to be a Participant as of the Forfeiture Date, and the former Participant shall forfeit all awards respecting unvested Restricted Share Units in his Account effective as at the Forfeiture Date. Notwithstanding the previous sentence, in the event of an involuntary termination without cause, the Committee may, in its sole discretion, permit a Participant to continue to participate in the Plans during any statutory or common law severance period or any period of reasonable notice that the Corporation may be required at law to provide to the Participant. In such circumstances, the Participant shall cease to be a Participant following the expiry of the severance period.

6.7	Death

If a Participant dies before all of the awards respecting Restricted Share Units credited to the Participant’s Account have vested or are forfeited pursuant to any other provision hereof, all unvested awards respecting Restricted Share Units will vest effective on the date of death. The Corporation and/or Plan Administrator will notify the Trustee as soon as practicable after receiving notice of such death. Upon receipt of satisfactory evidence of the Participant’s death from the authorized legal representative of the deceased Participant, the ATI Shares corresponding to the number of Restricted Share Units in such Participant’s Account shall be paid out to the legal representative of the deceased former Participant’s estate in accordance with section 4.8 or 5.6, as applicable.

6.8	Forfeited ATI Shares

The Trustee shall sell a sufficient number of ATI Shares held in the Market Plan Trust Fund corresponding to Forfeited Restricted Share Units through a Stock Exchange participating organization and the facilities of the Stock Exchange and shall use the proceeds of such sale to pay Basic Administration Expenses of the Trustee under the Market Plan and to return amounts in respect of Company Contributions. The Trustee, in its discretion, may limit the daily volume of such sale(s) or cause such sales to be made over several trading days to the extent that such action is deemed by it to be necessary to avoid disrupting the market price for ATI Shares or otherwise be in the best interests of the Corporation. To the extent that the proceeds of such sale(s) of such ATI Shares exceed the Basic Administration Expenses of the Trustee, the excess sale proceeds shall revert to the Corporation as soon as practicable as a return of Company Contributions. The Trustee may also use ATI Shares corresponding to Forfeited Restricted Share Units to satisfy any future awards of Restricted Share Units made pursuant to section 4.2. In no circumstances shall the Trustee transfer and deliver ATI Shares (including any which correspond to Forfeited Restricted Share Units) to the Corporation.

ARTICLE 7

GENERAL

7.1	Compliance with Laws

The administration of the Plans, including without limitation all purchases of ATI Shares under the Market Plan or issuance of ATI Shares under the Treasury Plan, shall be subject to and made in conformity with all applicable laws and any applicable regulations of a duly constituted authority. Should the Corporation, in its sole discretion, determine that it is not feasible or desirable to deliver ATI Shares pursuant to an award of Restricted Share Units due to such laws or regulations, its obligation shall be satisfied by means of an equivalent cash payment (equivalence being determined on a before-tax basis) less any applicable withholding taxes.

7.2	Reorganization of the Corporation

The existence of any Restricted Share Units or ATI Shares corresponding to such Restricted Share Units shall not affect in any way the right or power of the Corporation or its shareholders to make or authorize any adjustment, recapitalization, reorganization or other change in the Corporation’s capital structure or its business, or any amalgamation, combination, merger or consolidation involving the Corporation or to create or issue any bonds, debentures, shares or other securities of the Company or the rights and conditions attaching thereto or to effect the dissolution or liquidation of the Company or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar nature or otherwise.

7.3	General Restrictions and Assignment

Except as required by law, the rights of a Participant hereunder are not capable of being anticipated, assigned, transferred, alienated, sold, encumbered, pledged, mortgaged or charged and are not capable of being subject to attachment or legal process for the payment of any debts or obligations of the Participant.

The rights and obligations hereunder may be assigned by the Corporation to a successor in the business of the Corporation.

7.4	Market Fluctuations

No amount will be paid to, or in respect of, a Participant under the Plans to compensate for a downward fluctuation in the price of ATI Shares, nor will any other form of benefit be conferred upon, or in respect of, a Participant for such purpose.

The Corporation makes no representations or warranties to Participants with respect to the Plans or the Restricted Share Units whatsoever. Participants are expressly advised that Company Contributions will be used to acquire ATI Shares under the Market Plan and that the value of any Restricted Share Units and ATI Shares under the Plans will fluctuate as the trading price of ATI Shares fluctuates. If the Board or Committee has attached performance vesting criteria to any Restricted Share Units under sections 4.3 or 5.3, the number of ATI Shares delivered to a Participant upon the vesting of such Restricted Share Unit may fluctuate based upon the terms of such vesting criteria.

In seeking the benefits of participation in the Plans, a Participant agrees to exclusively accept all risks associated with a decline in the market price of ATI Shares and all other risks associated with the holding of Restricted Share Units.

7.5	No Rights to Employment

(a)	Nothing in this document or in the opportunity to participate in the Plans shall confer upon any Participant any right to continued employment with the Corporation nor shall interfere in any way with the right of the Corporation to terminate the Participant’s employment at any time.

(b)	Nothing in this document or in the opportunity to participate in the Plans shall be construed to provide the Participant with any rights whatsoever to participate or to continue participation in the Plans, or to compensation or damages in lieu of participation or the right to participate in the Plans upon the termination of the Participant’s employment for any reason whatsoever.

(c)	A Participant shall not be entitled to any right to participate or to continue to participate in the Plans or to compensation or damages in lieu of participation or the right to participate in the Plans in consequence of the termination of his employment with the Corporation for any reason (including, without limitation, any breach of contract by the Corporation or in consequence of any other circumstances whatsoever).

7.6	No Trading on Undisclosed Information

No Participant shall in any manner participate in the trading of ATI Shares based upon insider or undisclosed material corporate information. Any trading based on undisclosed material information by a Participant may be subject to prosecution and may result in discipline by the Corporation up to and including termination of a Participant’s employment with the Corporation. Participants should consult the stock trading policy of the Corporation available from the Corporation.

7.7	No Shareholder Rights

Under no circumstances shall Restricted Share Units be considered an interest in any ATI Shares or other securities of the Corporation nor shall any Participant be considered to be the owner of any ATI Shares by virtue of an award of Restricted Share Units until such Restricted Share Units have vested and ATI Shares are delivered to the Participant in accordance with the terms of the Plans. Restricted Share Units shall not entitle any Participant to exercise voting rights with respect to Restricted Shares (except as provided in section 4.4) nor any other rights attaching to the ownership of ATI Shares or other securities of the Corporation. To the extent the assets which constitute the Market Plan Trust Fund are insufficient to satisfy the rights of Participants under the Market Plan, such rights shall be no greater than the rights of an unsecured creditor of the Corporation.

7.8	Governing Law

The validity, construction and effect of the Plans and any actions taken or relating to the Plans shall be governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein.

7.9	Currency

All amounts paid or values to be determined under the Plans shall be in Canadian dollars.

7.10	Severability

The invalidity or unenforceability of any provision of this document shall not affect the validity or enforceability of any other provision and any invalid or unenforceable provision shall be severed from this document.

SCHEDULE “A”

ACKNOWLEDGEMENT AND AGREEMENT

RESTRICTED SHARE UNIT PLAN

FOR CANADIAN EMPLOYEES

ATI Technologies Inc. (“ATI”) is pleased to inform you that the Board of Directors has approved an award of restricted share units (“RSUs”) in your name, subject to the terms and conditions of the Restricted Share Unit Plan for Canadian Employees (the “Plan”). Your RSUs have been awarded under the Treasury Plan set out in the Plan, meaning that the common shares of ATI (the “Shares”) that will be delivered to you upon vesting of your RSUs will be new shares issued from ATI’s treasury. A copy of the Plan can be found on ATI’s intranet site at the following address:

http://•

PLEASE READ THE PLAN CAREFULLY AS IT SETS OUT

TERMS AND CONDITIONS THAT APPLY TO YOUR RSUs.

Vesting

[INSERT VESTING CRITERIA]

By clicking the “I Accept” icon below, I accept the award of RSUs made in my name and hereby acknowledge and agree that:

(a)	I have reviewed a copy of the Plan and agree to be bound by it and the terms and conditions of this acknowledgement and agreement;

(b)	I will be liable for all reporting and payment of income tax payable by me in respect of Shares received by me upon the vesting of RSUs;

(c)	it is my responsibility to confirm the amount of tax payable and the applicable reporting and payment requirements under the relevant taxation legislation with my own tax advisor;

(d)	the value of an RSU is based on the trading price of ATI’s Shares and is not guaranteed; the eventual cash value of an RSU upon vesting may be higher or lower than the value of the RSU on the award date;

(e)	if I (i) retire from employment with ATI, become eligible for long-term disability benefits under the terms of a long-term disability plan sponsored by ATI, become eligible for short-term disability, go on maternity, parental, emergency or other approved leave, and (ii) at any time thereafter, I begin to work for a competitor of ATI or otherwise compete with ATI, I will forfeit any RSUs that have not yet vested, as set out in more detail in the Plan;

(f)	if I resign or my employment with ATI is terminated for any reason, I will forfeit any RSUs that have not yet vested, as set out in more detail in the Plan;

(g)	where the number of RSUs that vest on any date is not a whole number, the number of RSUs that vest on each such date, and the number of Shares deliverable on such date, shall be rounded by the Plan Administrator in accordance with its policies and systems;

(h)	I am required to provide ATI with all of the information (including personal information) that it requires in order to administer the Plan and I hereby consent to the collection of all such information by ATI; I understand that the ATI may from time to time transfer or provide access to such information to third party service providers for purposes of the administration of the Plan and that such service providers will be provided with such information for the sole purpose of providing such services to ATI; the withdrawal of my consent at any time may result in a delay in the administration of the Plan or the inability of the Corporation to deliver Shares to me upon the vesting of my RSUs;

(i)	any notice required to be provided by me to ATI under the Plan must be made in writing and will only be effective upon its receipt by the ATI contact person indicated below;

(j)	any notice required to be provided by ATI to me concerning the RSUs will be in writing (either in electronic format or hardcopy) and will be effective if mailed or delivered electronically to me; such notice may also be delivered by Solium Capital; and

(k)	if ATI waives a provision of this acknowledgement and agreement or the Plan, such waiver shall not operate as or be construed to be a continuing waiver of the same provision or a waiver of any other provision hereof.

Please acknowledge your acceptance of the terms and conditions of this award of RSUs and the terms and conditions of the Plan by clicking the “I Accept” icon at the bottom of this page. If you need any further information regarding this award of RSUs, please do not hesitate to contact Barbara Wilcox, Employee Programs Manager, at (905) 882-2600 extension 3689.

SCHEDULE “B”

The Corporation committed, effective December 14, 2004, to limit the maximum number of ATI Shares issuable from treasury under all of the Corporation’s restricted share plans to 3,000,000 ATI Shares.